Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

IRONCLAD ENCRYPTION CORPORATION

________________________________________

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

________________________________________

IronClad Encryption Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST:Section 1 of Article VI of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

“Section 1 Aggregate Number of Shares.  The total number of shares which the Corporation shall have authority to issue is 321,707,093, having a par value of $0.001 per share, of which (a) 20,000,000 shares shall be Preferred Stock, (b) 300,000,000 shares shall be Class A Common Stock, and (c) 1,707,093 shares shall be Class B Common Stock.”

SECOND:The amendment to the Certificate of Incorporation effected hereby has been proposed by the Board of Directors of the Corporation and adopted by the requisite vote of the stockholders of the Corporation in the manner prescribed by Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer this 12 day of February, 2019.

IRONCLAD ENCRYPTION CORPORATION

By:    /s/  Len E. Walker

Name:Len E. Walker

Title:Secretary and General Counsel